UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2006

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13463	41-1741861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3349 Highway 138, Building D, Suite B

Wall, NJ 07719

(Address of principal executive offices)

(732) 359-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

Effective as of December 29, 2006, BIO-key International, Inc. (the “Company”) entered into an amendment agreement (the “Amendment”) with Laurus Master Fund Ltd. (“Laurus”) with respect to the Secured Convertible Term Notes (the “Secured Notes”) issued by the Company to Laurus on September 29, 2004 and on June 8, 2005.  Under the Amendment, the Company and Laurus agreed to amend the Secured Notes to provide that, as to the principal amount and all interest and fees thereon due and payable under the Secured Notes for the month of January 2007 (collectively, the “January Payment”), a portion of such January Payment, consisting solely of principal amount thereof, will be paid in 568,182 shares of the Company’s common stock, $.0001 par value per share (“Common Stock”), and the balance of such January Notes Payment, consisting of all remaining principal amount thereof and all interest and fees thereon in the aggregate amount of $152,310.94, will be paid in cash.

Subject to certain other terms and conditions under the Amendment, including the Company’s completion of its previously announced financing transaction that is anticipated to occur during the first quarter of 2007, the Company and Laurus also agreed to amend each of the Secured Notes so as to terminate all rights and obligations of either party to convert all or any portion of the remaining principal amount of the Secured Notes, together with any interest and fees due thereon, into shares of Common Stock.  The total outstanding principal amount of the Secured Notes as of December 31, 2006 is approximately $4,800,000, of which approximately $3,000,000 is currently scheduled to mature in full on January 1, 2008 and approximately $1,800,000 is currently scheduled to mature in full on December 1, 2008.  In addition, the Company agreed to issue 1,000,000 shares of Common Stock to Laurus pursuant to the Amendment in exchange for the full satisfaction of certain accrued interest obligations owed to Laurus under the Secured Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.

Date: January 5, 2007	By:	/s/ Francis J. Cusick
Francis J. Cusick
Chief Financial Officer